BNY MELLON INVESTMENT ADVISER, INC.
240 Greenwich Street

New York, New York  10286

September 16, 2020

BNY Mellon Sustainable U.S. Equity Fund, Inc.

240 Greenwich Street
New York, New York  10286

Re:       Expense Limitation

To Whom It May Concern:

BNY Mellon Investment Adviser, Inc. ("BNYM Investment Adviser"), intending to be legally bound, hereby confirms its agreement in respect of BNY Mellon Sustainable U.S. Equity Fund, Inc. (the "Fund"), as follows:

Until September 30, 2021, BNY Mellon Investment Adviser, Inc. will waive receipt of its fees and/or assume the direct expenses of the Fund so that the direct expenses of none of its classes (excluding Rule 12b-1 fees, shareholder services fees, taxes, interest, brokerage commissions, commitment fees on borrowings and extraordinary expenses) exceed 0.70%. On or after September 30, 2021, BNY Mellon Investment Adviser, Inc. may terminate this expense limitation at any time.

This Agreement may only be amended by agreement of the Fund, upon the approval of the Board of Directors of the Fund and BNYM Investment Adviser to lower the net amounts shown and may only be terminated prior to September 30, 2021, in the event of termination of the Management Agreement between BNYM Investment Adviser and the Fund.

                                                                        BNY MELLON INVESTMENT ADVISER, INC.

                                                                        By: /s/ James Bitetto
                                           James Bitetto

                                                                               Secretary

Accepted and Agreed To:

BNY MELLON SUSTAINABLE U.S. EQUITY FUND, INC.

By: /s/ James Windels

       James Windels

       Treasurer